Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-8 of our report dated March 26, 2019 relating to the financial statements of Jiayin Group Inc., its subsidiaries and variable interest entities (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the translation of Renminbi amounts to United States dollar amounts), appearing in the Prospectus dated May 9, 2019 included in Registration Statement on Form F-1, as amended (File No. 333-228896), filed with the Securities and Exchange Commission on May 9, 2019.

Deloitte Touche Tohmatsu Certified Public Accountants LLP

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China

September 4, 2019